EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 17th day of September, 2010, by and between The Empire Sports & Entertainment, Co., a Nevada corporation with offices at 110 Greene Street, Suite 403, New York, New York 10012 (the “Corporation”), and Peter Levy, an individual residing at 26 Canterbury Road, Livingston, New Jersey 07039 (the “Executive”), under the following circumstances:

RECITALS:

A.           The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

B.           The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1.           Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2.           Duties. The Executive shall serve as the Executive Vice President of the Corporation, or a position similar in function and responsibility, with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Corporation. The Executive shall report directly to the Board of Directors of the Corporation. During the term of this Agreement, the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 10 below.

3.           Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of one (1) year commencing on the date the CD is received by the escrow agent pursuant to Section 4(f) below (the “Effective Date”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”), unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4.           Compensation of Executive.

(a)           During the Term, the Corporation shall pay the Executive as compensation for his services hereunder, in accordance with the Corporation’s standard payroll practices, the sum of $150,000 per annum (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and shall make adjustments in its sole discretion.

(b)           In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to such bonus compensation (in cash, capital stock or other property) as a majority of the members of the Board of Directors of the Corporation may determine from time to time in their sole discretion.

(c)           The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, upon submission of itemized expense statements, consistent with the Corporation’s policy for reimbursement of expenses from time to time.  Reimbursable expenses shall include itemized bills for required computer software, and tolls and parking in connection with his commute to work in New York City. If the Corporation provides its president and chief executive officer access to a company credit card, then the Executive shall have the same access.

(d)           Beginning on or before March 1, 2011, as part of Executive’s compensation, the Corporation shall provide the Executive with group health and dental insurance coverage for him and his family.  The Executive shall also be entitled to participate in such pension, profit sharing and all other benefits and plans as the Corporation provides to its senior executives.  All benefits described in this Section 4(d) shall be referred to collectively herein as the “Benefit Plans”.

(e)           Executive is hereby granted options to purchase 250,000 shares of the Corporation’s common stock, at a per share exercise price of $0.60 (the “Options”).  The Options shall vest and become exercisable in equal installments on the first three (3) anniversaries of the Effective Date.  Executive shall be eligible for such additional grants of stock options or awards of restricted stock under the Corporation’s equity compensation plans as the Board of Directors shall determine in its sole discretion.

(f)           The Corporation shall obtain a three-month certificate of deposit valued at $60,000 (the “CD”), to be used as security for the Corporation’s payment obligation to the Executive under Section 6(e) below, in accordance with the terms in this Agreement. Upon expiration of the CD, the Corporation shall continue to obtain new three-month CDs (or have the previous CD rollover) until the earlier of (A) one year from the Effective Date and (B) the payment of the obligation to the Executive (such earlier date, the “CD Obligation Date”).  The Corporation shall be entitled to (i) any and all interest earned on the CD and (ii) return of the CD following the CD Obligation Date. The CD shall be held in escrow by Ben Brauser, Esq., 595 S. Federal Highway, Suite 600, Boca Raton, Florida 33432, as escrow agent. In the event the Corporation is obligated to make the payment set forth in Section 6(e)(ii), then the Corporation shall promptly either pay the Executive $60,000 in cash or take the necessary actions to allow for the Executive to receive the funds underlying the CD.

5.           Termination.

(a)           This Agreement and the Executive’s employment hereunder shall automatically terminate upon the happening of any of the following events:

(i)          upon the Executive’s death;

(ii)         upon the Executive’s “Total Disability” (as herein defined);

(iii)        upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv)        at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive; and

(v)         at the Corporation’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation.

(b)           For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 120 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board of Directors of the Corporation, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Disability.

(c)           For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any diminution of duties inconsistent with Executive’s title, authority, duties and responsibilities; (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of fifteen (15) days following written notice to the Corporation by Executive of such non-payment; (iii) any relocation of the principal location of Executive’s employment more than 50 miles from the Corporation’s current headquarters without Executive’s prior written consent; (iv) any material change in the Executive’s title, job description or duties; (v) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days after receipt of notice thereof; (vi) a request by an executive of the Corporation to take an action that would subject Executive to be terminated for Cause; or (vii) if a crime is committed by an executive or agent of the Corporation.

(d)           For purposes of this Agreement, the term “Cause” shall mean material, gross and willful misconduct on the part of the Executive in connection with his employment duties hereunder or commission of a felony or act of dishonesty resulting in material harm to the Corporation by the Executive.

6.           Effects of Termination.

(a)           Upon termination of the Executive’s employment pursuant to Section 5(a)(i) [death], the Executive’s estate or beneficiaries shall be entitled to the following severance benefits: (i) continued provision for a period of six (6) months following the Executive’s death of benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (ii) payment on a prorated basis of any bonus or other payments earned in connection with the Corporation’s then-existing bonus plan in place at the time of termination.

(b)           Upon termination of the Executive’s employment pursuant to Section 5(a)(ii) [disability], the Executive shall be entitled to the following severance benefits: (i) continued provision for a period of one (1) year following the Executive’s Total Disability of Benefit Plans extended from time to time by the Corporation to its senior executives; and (ii) payment on a prorated basis of any bonus or other payments earned in connection with the Corporation’s then-existing bonus plan in place at the time of termination. The Corporation may credit against such amounts any proceeds paid to Executive with respect to any disability policy maintained for his benefit.

(c)           Upon termination of the Executive’s employment pursuant to Section 5(a)(iii) [non-renewal], where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive: (i) accrued but unpaid compensation through the date of termination; and (ii) payment on a prorated basis of any bonus or other payments earned in connection with the Corporation’s then-existing bonus plan in place at the time of termination. In the event the Corporation tenders Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(iv) [good reason]; provided, however, if such Non-Renewal Notice was triggered due to the Corporation’s statement that the Executive’s employment was terminated due to Section 5(a)(v) [cause], then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(d)           Upon termination of the Executive’s employment pursuant to Section 5(a)(v) [cause], the Executive shall be entitled to receive accrued but unpaid compensation through the date of termination.

(e)           Upon termination of the Executive’s employment (A) pursuant to Section 5(a)(iv) [good reason], or (B) by the Corporation without Cause, the Executive shall be entitled to the following severance benefits: (i) the accrued but unpaid compensation through the date of termination; (ii) if termination occurs within the first year of employment, the amount represented by the CD (which amount is in exchange for Executive’s continued compliance with the covenants and restrictions hereunder after termination); (iii) the bonus the Executive would have earned pursuant to this Agreement, to be paid upon the date of termination of employment in monthly installments, less withholding of all applicable taxes; and (iv) continued provision for a period of one (1) year after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives.

7.           Accelerated Vesting.

(a)           Upon termination of the Executive’s employment pursuant to Sections 5(a)(i) [death] or (ii) [disability], all unvested Options shall immediately expire effective the date of termination of employment and all vested Options, to the extent unexercised, shall expire twelve (12) months after the termination of employment.

(b)           If the Executive’s employment is terminated pursuant to Section 5(a)(iii) [non-renewal], where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, all unvested Options shall immediately expire effective the date of termination of employment and vested Options, to the extent unexercised, shall expire three (3) months after the termination of employment.

(c)           If the Executive’s employment is terminated (A) by the Corporation without Cause, (B) the Corporation tendered the Executive a Non-Renewal Notice for any reason other than for Cause or (C) pursuant to Section 5(a)(iv) [good reason], all unvested Options shall immediately vest and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire twelve (12) months after any such event.

(d)           If the Executive’s employment is terminated pursuant to 5(a)(v) [cause], all Options, whether or not vested, shall immediately expire effective the date of termination of employment.

(e)           The Corporation shall cause all future agreements, certificates or other documents evidencing any grant of options or award of stock to the Executive to contain the foregoing provisions and shall agree to amend all existing agreements, certificates or other documents evidencing any grant of options or award of stock to the Executive to contain the foregoing provisions.

8.           Vacations. The Executive shall be entitled to the same number of vacation days and holidays, during which period his salary shall be paid in full, as the Corporation’s chief executive officer and chairman receive. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation’s business necessities, up to two (2) weeks’ vacation may carry over to the subsequent year.

9.           Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder. All references to the Corporation in Section 9 and Section 10 hereof shall include any subsidiary or parent of the Corporation.

10.          Covenant Not To Compete or Solicit.

(a)           The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that the Executive agree, and accordingly, the Executive does hereby agree, that he shall not, directly or indirectly, at any time during the “Restricted Period” within the “Restricted Area” (as those terms are defined in Section 10(e) below):

(i)           except as provided in Subsection (c) below, engage in any line of business in which the Corporation was engaged or had a formal plan to enter during the period of Executive’s employment with the Corporation, including but not limited to the business of coordinating music festivals and sporting events promotions, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

(ii)          solicit to employ or engage, for or on behalf of himself or any third party, any employee, vendor, or agent of the Corporation.

(b)           The Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term and during the Restricted Period, solicit any customers of the Corporation with respect to products or services competitive with products or services then being sold by the Corporation.

(c)           If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(d)           This Section 10 shall not be construed to prevent the Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.

(e)           The term “Restricted Period,” as used in this Section 10, shall mean the period of the Executive’s actual employment hereunder, plus twelve (12) months after the date the Executive is actually no longer employed by the Corporation. The term “Restricted Area” as used in this Section 10 shall mean the continental United States, including, without limitation, any and all cities other geographic areas in which the Corporation offers its services or has taken steps to commence operations or does provides services in such city or area.

(f)           The provisions of this Section 10 shall survive the termination of the Executive’s employment hereunder and until the end of the Restricted Period as provided in Section 10(e) hereof, except in the event that this Agreement is terminated pursuant to Section 5(a)(iv) [good reason], in which case such provisions shall not survive termination of this Agreement. In no event shall the terms of Section 10 be enforceable, should the Corporation be in material default of its obligations to the Executive at the time of his termination of employment by the Corporation.

11.          Miscellaneous.

(a)           The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 9 or 10 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b)           Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e)           The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, City of New York.

(h)           This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

CORPORATION:

THE EMPIRE SPORTS & ENTERTAINMENT, CO.

By:	/s/ Sheldon Finkel
Title:	Chief Executive Officer

EXECUTIVE:  Peter Levy

/s/ Peter Levy
Signature